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                                                                       EXHIBIT 3


                            WHITEHALL JEWELLERS, INC.
                        INCENTIVE STOCK OPTION AGREEMENT
                                  FOR EMPLOYEES

          Whitehall Jewellers, Inc., a Delaware corporation (the "Company"), hereby grants to Hugh M. Patinkin (the "Optionee") as of June 8, 1999 (the "Option Date"), pursuant to the provisions of the Whitehall Jewellers, Inc. 1997 Long-Term Incentive Plan (the "Plan"), an option to purchase from the Company (the "Option") 115,583 shares of its Common Stock, $.001 par value ("Stock"), at the price of $17.19 per share upon and subject to the terms and conditions set forth below. References to employment by the Company shall include employment by a subsidiary of the Company. Capitalized terms not defined herein shall have the meanings specified in the Plan.

          1. Designation as Incentive Stock Option and Option Subject to Acceptance of Agreement. The Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent the Option is exercised pursuant to its terms after the period set forth in Section 422(a) of the Code or exceeds the limitation set forth in Section 422(d) of the Code or otherwise does not meet the requirements for an incentive stock option under Section 422 of the Code, the Option shall not be treated as an incentive stock option under such
Section 422. The Option shall be null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company.

          2.   Time and Manner of Exercise of Option.

          2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the tenth anniversary of the Option Date (the "Expiration Date").

          2.2. Exercise of Option During Employment. (a) Except as otherwise provided in this Section 2.2, Section 2.3 or pursuant to any acceleration provisions of the Plan, the Option shall become exercisable on the ninth anniversary of the Option Date.

          (b) The Option shall become exercisable prior to the ninth anniversary of the Option Date to the extent the Company satisfies annual performance goals established by Committee prior to the beginning of each of the fiscal years of the Company ending January 31, 2000, January 31, 2001 and January 31, 2002.

               (i) If the Company's level of performance for the fiscal year of the Company ending January 31, 2000 is at least 90 percent of the target level of performance designated by the Committee for such year, then the Option shall become exercisable, as of the date the Committee determines the actual level of performance for such year, with respect to one-sixth of the number of shares initially subject to the Option, multiplied by the Applicable Percentage, as defined below.

               (ii) If the Company's cumulative level of performance for the fiscal years of the Company ending January 31, 2000 and January 31, 2001 is at



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     least 90 percent of the cumulative target levels of performance designated by the Committee for such years, then the Option shall become exercisable, as of the date the Committee determines the actual cumulative level of performance for such years, with respect to the excess of one-half of the number of shares initially subject to the Option over the number of the shares with respect to which the Option became exercisable pursuant to clause (i), multiplied by the Applicable Percentage.

               (iii) If the Company's cumulative level of performance for the fiscal years of the Company ending January 31, 2000, January 31, 2001 and January 31, 2002 is at least 90 percent of the cumulative target levels of performance designated by the Committee for such years, then the Option shall become exercisable, as of the date the Committee determines the actual cumulative level of performance for such years, with respect to the excess of the full number of shares initially subject to the Option over the number of shares with respect to which the Option became exercisable pursuant to clauses (i) and (ii), multiplied by the Applicable Percentage.

The "Applicable Percentage" for purposes of this Section 2.2(b) shall be the percentage corresponding to the level of the Company's performance for the applicable year as a percentage of the target level of performance for such year, as set forth in the following table:



--------------------------------------------------------------------------------
     Company Performance as a Percentage of
          Target Level of Performance                Applicable Percentage
-------------------------------------------------------------------------------
less than 90%                                                 0%
-------------------------------------------------------------------------------
                  90%                                         50%
-------------------------------------------------------------------------------
                  91%                                         55%
-------------------------------------------------------------------------------
                  92%                                         60%
-------------------------------------------------------------------------------
                  93%                                         65%
-------------------------------------------------------------------------------
                  94%                                         70%
-------------------------------------------------------------------------------
                  95%                                         75%
-------------------------------------------------------------------------------
                  96%                                         80%
-------------------------------------------------------------------------------
                  97%                                         85%
-------------------------------------------------------------------------------
                  98%                                         90%
-------------------------------------------------------------------------------
                  99%                                         95%
-------------------------------------------------------------------------------
                  100% or more                                100%
-------------------------------------------------------------------------------

          (c) Notwithstanding the foregoing, the Option shall become fully exercisable, to the extent not so already exercisable, upon a "Change in Control," as that term is defined in the Optionee's Severance Agreement with the Company dated May 7, 1996 (the "Severance Agreement").





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          2.3. Exercise of Option Following Termination of Employment.

          (a) If the Optionee's employment by the Company terminates by reason of retirement other than for Good Reason, as defined in the Severance Agreement ("Good Reason"), on or after age 65, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee's termination of employment and may thereafter be exercised by the Optionee or the Optionee's Legal Representative or Permitted Transferees until and including the earlier to occur of (i) the date which is six months after the effective date of the Optionee's termination of employment and (ii) the Expiration Date.

          (b) If the Optionee's employment by the Company terminates by reason of death or Disability, the Option shall be exercisable to the extent it is exercisable on the date of death or, in the case of Disability, the effective date of the Optionee's termination of employment by reason of Disability (the "Disability Termination Date") and shall become exercisable on the date of death or the Disability Termination Date, as the case may be, for an additional number of shares equal to one-third of the shares of Stock subject to the Option as to which the Option was not exercisable immediately prior to the Optionee's death or the Disability Termination Date, and may thereafter be exercised by the Optionee or the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earlier to occur of (i) the date which is one year after the date of death or the Disability Termination Date and (ii) the Expiration Date.

          (c) If the Optionee's employment with the Company is terminated by the Company for Cause, the Option shall terminate automatically on the effective date of Optionee's termination of employment.

          (d) If the Optionee's employment with the Company is terminated by the Optionee for any reason other than Good Reason, retirement on or after age 65 other than for Good Reason, death or Disability or is terminated by the Company for any reason other than Cause, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee's termination of employment and may thereafter be exercised by the Optionee or the Optionee's Legal Representative or Permitted Transferees until and including the earlier to occur of (i) the date which is three months after the effective date of the Optionee's termination of employment and (ii) the Expiration Date.

          (e) Upon a termination of the Optionee's employment with the Company that does not constitute a Nonqualifying Termination under the Severance Agreement (a "Nonqualifying Termination") the Option shall become fully exercisable and remain exercisable until the earliest of (i) the Expiration Date, (ii) two years after such termination of employment and (iii) the date the Option is surrendered and canceled for cash or other consideration pursuant to
Section 6.8 of the Plan.

          (f) If the Optionee dies during the period set forth in Section 2.3(a) following termination of employment by reason of retirement on or after age 65 other than for Good Reason, or if the Optionee dies during the period set forth in Section 2.3(b) following termination of employment by reason of Disability, or if the Optionee dies during the period set forth in Section 2.2(d) following termination of employment for any reason other than retirement



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on or after age 65 other than for Good Reason, Disability or termination by the
Company for Cause, then the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.

          2.4 Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised in whole or in part by the Optionee (1) by giving written notice to the Company specifying the number of whole shares of Stock (provided that if the then exercisable portion of the Option is for less than one share, then for all of such portion) to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (i) in cash, (ii) by delivery of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered upon exercise of the Option having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iv) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (v) a combination of (i), (ii) and (iii), and (2) by executing such documents as the Company may reasonably request. So long as the Stock is quoted on NASDAQ or quoted or listed on any recognized quotation service or national securities exchange, the Committee shall have discretion to disapprove (but only in the case of clause (ii) if such disapproval is reasonable and if imposition of a reasonableness standard with respect to disapproval of clause (iii) does not prevent withholding transactions pursuant to clause (iii) from complying with the applicable conditions of Rule 16b-3 under the Exchange Act, only in the case of clause (iii) if such disapproval is reasonable) of an election pursuant to clauses (ii) or (iii). Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.

          2.5 Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this Section 2.5. The Option shall terminate, to the extent not exercised pursuant to Section 2.4 or earlier terminated pursuant to Section 2.3, on the Expiration Date.

          (b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, canceled or forfeited, the Optionee shall, upon the Company's request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within 10 days of the Optionee's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, canceled or forfeited or (ii) issue to the Optionee a




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substitute option agreement applicable to such rights, which agreement shall otherwise be at least as favorable to the Optionee as this Agreement in form and substance.

          3.   Additional Terms and Conditions of Option.

          3.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or
(ii) as otherwise permitted under Rule 16b-3 under the Exchange Act. Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's Legal Representative. Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

          3.2. Investment Representation. The Optionee hereby represents and covenants that (a) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its reasonable judgment deem necessary or advisable to comply with the Securities Act, applicable state securities laws or the regulations or requirements of any such regulatory authority. The Company agrees to use reasonable efforts, so long as it is required to file periodic reports under Section 13 of the Exchange Act to register the Stock issuable to Optionee pursuant to the Option on Form S-8 or a successor form and maintain the effectiveness of such registration.

          3.3. Withholding Taxes. (a) As a condition precedent to the delivery of Stock upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.




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          (b) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3.3(a), (2) delivery to the Company of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). So long as the Stock is quoted on NASDAQ or quoted or listed on any recognized quotation service or a national securities exchange, the Committee shall have sole discretion to disapprove (but only in the case of clause (2) if such disapproval is reasonable and if imposition of a reasonableness standard with respect to disapproval of clause (3) does not prevent withholding transactions pursuant to clause (3) from complying with the applicable conditions of Rule 16b-3 under the Exchange Act, only in the case of clause (3) if such disapproval is reasonable) of an election pursuant to clauses (2) or (3). Shares of Stock to be delivered or withheld may have a Fair Market Value in excess of the minimum amount of the Required Tax Payments, but not in excess of the amount determined by applying the Optionee's maximum marginal tax rate. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

          3.4 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee (such adjustment to be made reasonably and in good faith by the Committee) without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. Such a decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

          3.5. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not approved by the Company (which approval will not be





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unreasonably withheld). The Company agrees to use all reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

          3.6. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in
Section 3.3.

          3.7. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

          3.8. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.

          3.9. Decisions of Board or Committee. Subject to the last sentence of this Section 3.9, the Board or the Committee shall have the right to resolve all questions and make all determinations which may arise in connection with the Option or its exercise (which rights the Committee shall exercise reasonably and in good faith), and any interpretation, determination or other action so made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive. Notwithstanding the foregoing, the determination of "Good Reason," "Change in Control" and "Nonqualifying Termination" shall be determined by mutual agreement of the Board or the Committee, on the one hand, and the Optionee, on the other hand, or failing such agreement by a court of competent jurisdiction.

          3.10. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

          3.11. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

          3.12. Section 16. The Company shall use all reasonable efforts to cooperate with Optionee (if Optionee is subject to Section 16 of the Exchange
Act) to assure that any cash payment in accordance with Section 6.8(a) of the Plan is made in compliance with such Section 16 and the rules and regulations thereunder.

          4.    Miscellaneous Provisions.

          4.1. Meaning of Certain Terms. (a) As used herein, employment by the Company shall include employment by a corporation which is a "subsidiary corporation" of the



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Company, as such term is defined in section 424 of the Code. References in this
Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

          (b) As used herein, the term "Legal Representative" shall include an executor, administrator, legal representative, guardian or similar person and the term "Permitted Transferee" shall include any transferee pursuant to a transfer permitted under the Plan and Section 3.1 hereof.

          4.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

          4.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Whitehall Jewellers, Inc., 155 North Wacker Drive, Suite 500, Chicago, Illinois 60606, Attention:
Secretary, and if to the Optionee, to c/o the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

          4.4. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

          4.5. Fair Market Value Determinations. If a determination of Fair Market Value is being made under the Option with respect to a period during which the Stock is neither quoted on NASDAQ nor quoted or listed on a recognized quotation service or a national securities exchange, and the Representative (as hereinafter defined) gives notice that it disagrees with the Committee's determination of Fair Market Value within ten days following the Optionee's receipt of written notice of the Committee's determination of Fair Market Value, the determination of Fair Market Value shall be made by a nationally recognized investment banking firm acceptable to the Representative and the Committee. If the Committee and the Representative are unable to agree within five days on the choice of an investment banking firm to perform the valuation, each of the Committee and the Representative shall promptly choose one investment banking firm and the two firms so chosen shall choose a third investment banking firm which shall alone determine Fair Market Value. If no third independent investment banking firm can be agreed upon by the first two independent investment banking firms within fifteen days, such third independent investment banking firm shall be selected promptly by an arbitrator chosen in accordance with the rules for commercial arbitration of the American




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Arbitration Association then in effect. The investment banking firm shall submit its determination of Fair Market Value to the Committee and the Optionee as soon as reasonably possible, but in no event later than sixty days after the date such investment banking firm is selected as provided above. The determination of Fair Market Value by the investment banking firm shall be final and binding on both the Committee and the Optionee. The Company shall bear all costs and expenses incurred in connection with the determination by such investment banking firm of Fair Market Value. The investment banking firm may use whatever valuation methods it deems relevant or appropriate under the circumstances. Fair Market Value shall be determined based upon the investment banking firm's opinion as follows: (i) if such opinion expresses the Fair Market Value in terms of a range of values, the mean of such range shall be deemed to be Fair Market Value or (ii) if such opinion expresses Fair Market Value as an absolute number, such number shall be deemed to be the Fair Market Value. For purposes of this
Section 4.5 the term "Representative" shall mean Hugh Patinkin until such time as he is unwilling or unable to so act, at which time a new Representative (who shall be an individual having an interest under the Option, a similar option granted under the Plan or any similar agreement with the Company) designated by a majority of Hugh Patinkin, John Desjardins, Matthew Patinkin, and Lynn Eisenheim (or their legal representatives or permitted transferees, if applicable) while such persons (or such representatives or transferees) are a party to (or have succeeded to an interest in) this Option or such a similar option or agreement.

          4.6 Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

                                     WHITEHALL JEWELLERS, INC.


                                     By: /s/ John R. Desjardins
                                         ----------------------
                                         John R. Desjardins
                                         Executive Vice President -
                                         Finance and Administration


Accepted this 10th day of
June, 1999.


/s/ Hugh M. Patinkin
--------------------
Hugh M. Patinkin








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